Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Form S-3 No. 333-211612 Automatic Shelf Registration Statement pertaining to an undesignated amount of debt securities, preferred stock and common stock;

Form S-8 No. 333-188751 pertaining to the ProAssurance Corporation Amended and Restated 2014 Equity Incentive Plan;

of our reports dated February 21, 2019, with respect to the consolidated financial statements of ProAssurance Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of ProAssurance Corporation and subsidiaries included in this Annual Report (Form 10-K) of ProAssurance Corporation and subsidiaries for the year ended December 31, 2018, and the financial statement schedules for ProAssurance Corporation herein.

/s/ Ernst & Young, LLP
Birmingham, Alabama
February 21, 2019